Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APRIACARE MANAGEMENT SYSTEMS, INC.

ApriaCare Management Systems, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is ApriaCare Management Systems, Inc. The Corporation was incorporated under the name “Apria Number One, Inc.” The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on June 23, 1995.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as heretofore amended and supplemented.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is ApriaCare Management Systems, Inc.

ARTICLE II

The name and address of the registered agent of the Corporation in the State of Delaware is:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101, in the City of Dover 19904, County of Kent, Delaware

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares which the Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.

ARTICLE V

Except as otherwise provided (i) by law, (ii) by this Certificate of Incorporation as amended from time to time, or (iii) by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, (a) the Common Stock shall possess the full voting power of the Corporation and (b) the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

ARTICLE VI

The number of directors constituting the Board of Directors shall be fixed, initially, by the Bylaws of the Corporation; thereafter the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director. Elections of directors need not be by ballot unless the Bylaws so provide. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VIII

Any action required or permitted to be taken by holders of stock of the Corporation must be taken at a meeting of such holders and may not be taken by consent in writing, except (i) as permitted by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, or (ii) for the purpose of approving, authorizing or adopting any action or proposal theretofore approved, authorized or adopted by the Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert S. Holcombe
Name:	Robert S. Holcombe
Title:	Executive Vice-President,
General Counsel and Secretary

[ApriaCare Management Systems, Inc.]